Exhibit 10.46

December 22, 2014

Jean F. Holloway, Esq.

45 University Avenue, SE #608

Minneapolis, MN 55414

RE:	Revised Offer of Employment

Dear Jean:

This letter rescinds and supersedes in all respects CryoLife, Inc.‘s offer of employment set forth in my letter to you dated December 5, 2014.

Our company and its board of directors are pleased to offer you employment as the Vice President, General Counsel and Corporate Secretary of CryoLife, Inc. (the “Company”), reporting directly to me. We believe that you will find this position to be both challenging and rewarding.

Your duties and responsibilities will be those that are typical for the chief legal officer and corporate secretary of a publicly traded corporation, and we will develop, together, a comprehensive job description and your near-term and long-range objectives. If you accept this offer, I am expecting that you will join us effective March 16, 2015.

Your starting salary will be $302,000 per year, paid monthly in arrears on the last day of each month, less applicable withholdings, according to Company policy. You will also be eligible to participate in the Company’s 2015 Executive Bonus Program with a target bonus of 40% of your salary, which will be prorated for the time you serve in this position during 2015. The executive bonus for 2015 is expected to be paid in February 2016 after business performance results for 2015 have been certified. You must remain employed with the Company through the end of 2015 to be entitled to receive that year’s bonus.

In addition to the compensation noted above, the board’s Compensation Committee has authorized for you a stock option grant with respect to 7,000 shares of CryoLife common stock, as well as an award of 7,000 shares of restricted CryoLife common stock. These equity grants will be made on or about your first day of employment. One-third of the stock option will vest on each of the first three anniversaries of the grant date, and the option will have a seven-year exercise period. The exercise price of the option will be the closing price of CryoLife’s stock on the grant date. The restricted stock will cliff vest three years following the grant date.

The Committee has also authorized for you a signing bonus of $50,000 payable in a single lump sum in cash following your commencement of employment, but subject to pro-rata repayment by you within five business days following the termination of your employment if your employment with the Company ceases within one year of its commencement for any reason other than death, “Permanent Disability,” or termination of your employment by the Company without “Cause” or by you with “Good Reason” (the percentage of your signing bonus to be repaid will be determined pursuant to the formula (365-x)/365, where x equals the number of calendar days you were employed by the Company).1 The bonus will be paid within two business days following your commencement of employment.

[1]	Capitalized terms referenced in this sentence are defined in Exhibit 1 to this letter.

T (770) 419-3355

T (800) 438-8285 In the USA and Canada

F (770) 426-0031

1655 Roberts Boulevard NW

Kennesaw, Georgia 30144

CryoLife.com

Jean F. Holloway

You will also be eligible to receive annual grants of equity-based incentives on the terms and in amounts determined by the Compensation Committee of the Company’s board of directors in its discretion. We expect that the Compensation Committee will authorize annual grants of equity to the Company’s officers at its February 2015 meeting. Accordingly, I will request that the Committee authorize for you a 2015 annual equity grant, to be made following your commencement of employment, that is prorated for your period of employment with the Company during 2015. Also, you will be eligible to participate in the Company’s other employee benefit plans as outlined in the attached benefits summary.

The Company will relocate you from Minneapolis in accordance with the attached relocation policy. As an officer of the Company, you will also be provided a change of control agreement that will become effective when you commence employment. The agreement provides you with certain protections in the event of a change of control of the Company. I have enclosed a copy of the form of agreement for your review.

In accordance with our corporate policy applicable to all employees, this offer is contingent upon your signing a secrecy and non-compete agreement and completing a negative drug screen. In addition, the Company is required to verify the identity and work authorization of all newly hired employees. Accordingly, you will be required to complete a form I-9 and other employment forms when you commence employment. Finally, this offer is contingent on our board of directors’ determination that any potential conflict of interest issues with respect to your prior employment have been addressed and/or resolved to its satisfaction.

We are hopeful that you will accept our offer of employment and enjoy a long relationship with the Company. Please understand, however, that this offer letter is not intended to create a contract of employment. Your employment will be at will, and either you or the Company may terminate this employment relationship at any time, for any reason, with or without cause.

You may accept this offer at any time prior to January 9, 2015, by signing this letter where indicated below and returning it to Marian Schoenberg, our Director of Human Resources. Please contact Marian for assistance with the arrangements for your relocation and with scheduling your pre-employment drug screening. She can be reached at (678) 290-4364 or schoenberg.marian@cryolife.com.

I and the other board members at CryoLife are looking forward to working with you.

Very truly yours,

/s/ James P. Mackin

James P. Mackin
President and CEO

Accepted by:	/s/ Jean F. Holloway	Date:	December 26, 2014
Jean F. Holloway

Enclosures:	Change of Control Agreement